Exhibit 99.1

March 22, 2016

Liberty Broadband Corporation to Hold Annual Meeting of Stockholders

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Broadband Corporation (Nasdaq: LBRDA,  LBRDK)  will be holding its Annual Meeting of Stockholders on Wednesday,  May 25, 2016, at approximately 8:15 a.m. M.D.T., at the corporate offices of Starz, 8900 Liberty Circle, Englewood, Colorado 80112.  The record date for the meeting is 5:00 p.m., New York City time, on April 5, 2016. At the meeting, Liberty Broadband Corporation may make observations regarding the company’s financial performance and outlook.

The presentation will be broadcast live via the Internet. The webcast will begin at 8:00am M.D.T.  with the Liberty TripAdvisor Holdings Annual Meeting of Stockholders, and, upon its completion (estimated at 8:15 a.m. M.D.T.), Liberty Broadband Corporation will commence its Annual Meeting of Stockholders. All interested persons should visit the Liberty Broadband Corporation website at http://ir.libertybroadband.com/events-presentations to register for the webcast.  An archive of the webcast will also be available on this website for 1 year after appropriate filings have been made with the SEC.

About Liberty Broadband Corporation

Liberty Broadband Corporation (Nasdaq:  LBRDA, LBRDK) is comprised of, among other things, its interest in Charter Communications, its subsidiary TruePosition and a minority equity investment in Time Warner Cable.

Liberty Broadband Corporation
Courtnee Chun, 720-875-5420

Source: Liberty Broadband Corporation